Exhibit 4.10

CERTIFICATE OF DESIGNATION OF TERMS OF

NON-CUMULATIVE CONVERTIBLE SERIES 2004-1 PREFERRED STOCK

1. Designation, Par Value and Number of Shares.

The designation of the series of preferred stock of the Federal National Mortgage Association (“Fannie Mae”) created by this resolution shall be “ Non-Cumulative Convertible Series 2004-1 Preferred Stock” (the “Series 2004-1 Preferred Stock”), and the number of shares initially constituting the Series 2004-1 Preferred Stock is 25,000. Shares of Series 2004-1 Preferred Stock will have no par value and a stated value and liquidation preference of $100,000 per share. The Board of Directors of Fannie Mae, or a duly authorized committee thereof, in its sole discretion, may reduce the number of shares of Series 2004-1 Preferred Stock, provided such reduction is not below the number of shares of Series 2004-1 Preferred Stock then outstanding.

2. Dividends.

(a) Holders of record of Series 2004-1 Preferred Stock (each individually a “Holder”, or collectively the “Holders”) will be entitled to receive, when, as and if declared by the Board of Directors of Fannie Mae, or a duly authorized committee thereof, in its sole discretion out of funds legally available therefor, non-cumulative quarterly cash dividends which will accrue from and including the Issue Date (as defined in Section 5(f) below) and will be payable on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”), commencing March 31, 2005, at the annual rate of $5,375.00 per share or 5.375% of the stated value and liquidation preference of $100,000 per share. If a Dividend Payment Date is not a Business Day, the related dividend (if declared) will be paid on the next succeeding Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. A “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are authorized by law to close. Dividends will be paid to Holders on the record date fixed by the Board of Directors or a duly authorized committee thereof, which may not be earlier than 45 days or later than 10 days prior to the applicable Dividend Payment Date. If declared, the initial dividend, which will be for the period from and including the Issue Date to but excluding March 31, 2005, will be $1,358.68 per share and will be payable on March 31, 2005 and, thereafter, if declared, quarterly dividends will be $1,343.75 per share. After the initial dividend, the dividend period relating to a Dividend Payment Date will be the period from and including the preceding Dividend Payment Date to but excluding the related Dividend Payment Date. If Fannie Mae redeems the Series 2004-1 Preferred Stock, the dividend that would otherwise be payable for the then-current quarterly dividend period accrued to but excluding the date of redemption will be included in the redemption price of the shares redeemed and will not be separately payable. Dividends payable on the Series 2004-1 Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends per share payable at redemption will be rounded to the fourth digit after the decimal point. (If the fifth digit to the right of the decimal point is five or greater, the fourth digit will be rounded up by one.)

(b) No dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Fannie Mae or any other stock of Fannie Mae ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, junior to the Series 2004-1 Preferred Stock) may be declared or paid or set apart for payment on Fannie Mae’s common stock (or on any other stock of Fannie Mae ranking, as to the payment of dividends, junior to the Series 2004-1 Preferred Stock) unless dividends have been declared and paid or set apart (or ordered to be set apart) on the Series 2004-1 Preferred Stock for the then-current quarterly dividend period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the Holders of Series 2004-1 Preferred Stock in the event that dividends have not been declared or paid or set apart (or ordered to be set apart) on the Series 2004-1 Preferred Stock in respect of any prior dividend period. If the full dividend on the Series 2004-1 Preferred Stock is not paid for any quarterly dividend period, the Holders of Series 2004-1 Preferred Stock will have no claim in respect of the unpaid amount so long as no dividend (other than those referred to above) is paid on Fannie Mae’s common stock (or any other stock of Fannie Mae ranking, as to the payment of dividends, junior to the Series 2004-1 Preferred Stock) for such dividend period.

(c) The Board of Directors of Fannie Mae, or a duly authorized committee thereof, may, in its discretion, choose to pay dividends on the Series 2004-1 Preferred Stock without the payment of any dividends on Fannie Mae’s common stock (or any other stock of Fannie Mae ranking, as to the payment of dividends, junior to the Series 2004-1 Preferred Stock).

(d) No full dividends shall be declared or paid or set apart for payment on any stock of Fannie Mae ranking, as to the payment of dividends, on a parity with the Series 2004-1 Preferred Stock for any period unless full dividends have been declared and paid or set apart for payment on the Series 2004-1 Preferred Stock for the then-current quarterly dividend period. When dividends are not paid in full upon the Series 2004-1 Preferred Stock and all other classes or series of stock of Fannie Mae, if any, ranking, as to the payment of dividends, on a parity with the Series 2004-1 Preferred Stock, all dividends declared upon shares of Series 2004-1 Preferred Stock and all such other stock of Fannie Mae will be declared pro rata so that the amount of dividends declared per share of Series 2004-1 Preferred Stock and all such other stock will in all cases bear to each other the same ratio that accrued dividends per share of Series 2004-1 Preferred Stock (but without, in the case of any noncumulative preferred stock, accumulation of unpaid dividends for prior dividend periods) and such other stock bear to each other.

(e) No dividends may be declared or paid or set apart for payment on any shares of Series 2004-1 Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding class or series of stock of Fannie Mae ranking, as to the payment of dividends, prior to the Series 2004-1 Preferred Stock.

(f) Holders of Series 2004-1 Preferred Stock will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

3. Optional Redemption.

(a) The Series 2004-1 Preferred Stock shall not be redeemable prior to January 5, 2008. On or after that date, subject to (x) the notice provisions set forth in Section 3(b) below, (y) receipt of any required regulatory approval and (z) any further limitations which may be imposed by law, Fannie Mae may redeem the Series 2004-1 Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at the redemption price of $105,000 per share plus an amount equal to the amount of the dividend (whether or not declared) for the then-current quarterly dividend period accrued to but excluding the date of such redemption, but without accumulation of unpaid dividends on the Series 2004-1 Preferred Stock for prior dividend periods. If less than all of the outstanding shares of Series 2004-1 Preferred Stock are to be redeemed, Fannie Mae will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method that the Board of Directors of Fannie Mae, or a duly authorized committee thereof, in its sole discretion deems equitable.

(b) In the event Fannie Mae shall redeem any or all of the Series 2004-1 Preferred Stock as aforesaid, Fannie Mae will give notice of any such redemption to Holders of Series 2004-1 Preferred Stock not less than 20 days prior to the date fixed by the Board of Directors of Fannie Mae, or duly authorized committee thereof, for such redemption. Each such notice will state: (1) the number of shares of Series 2004-1 Preferred Stock to be redeemed and, if fewer than all of the shares of Series 2004-1 Preferred Stock held by a Holder are to be redeemed, the number of shares to be redeemed from such Holder; (2) the redemption price; (3) the redemption date; (4) the place at which a Holder’s certificate(s) representing shares of Series 2004-1 Preferred Stock must be presented upon such redemption; and (5) the date on which a Holder’s conversion rights, if any, as to the shares of Series 2004-1 Preferred Stock to be redeemed shall terminate. Failure to give notice, or any defect in the notice, to any Holder of Series 2004-1 Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of Series 2004-1 Preferred Stock being redeemed.

(c) Notice having been given as herein provided, from and after the redemption date, dividends on the Series 2004-1 Preferred Stock called for redemption shall cease to accrue and such Series 2004-1 Preferred Stock called for redemption will no longer be deemed outstanding, and all rights of the Holders thereof as registered holders of such shares of Series 2004-1 Preferred Stock will cease. Upon surrender in accordance with said notice of the certificate(s) representing shares of Series 2004-1 Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of Fannie Mae, or a duly authorized committee thereof, shall so require and the notice shall so state), such shares shall be redeemed by Fannie Mae at the redemption price aforesaid. Any shares of Series 2004-1 Preferred Stock that shall at any time have been redeemed shall, after such redemption, be cancelled and not reissued. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the Holder thereof.

(d) The Series 2004-1 Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. In addition, Holders of Series 2004-1 Preferred Stock will have no right to require redemption of any shares of Series 2004-1 Preferred Stock.

4. Liquidation Rights.

(a) Upon any voluntary or involuntary dissolution, liquidation or winding up of Fannie Mae, after payment or provision for the liabilities of Fannie Mae and the expenses of such dissolution, liquidation or winding up, the Holders of outstanding shares of the Series 2004-1 Preferred Stock will be entitled to receive out of the assets of Fannie Mae or proceeds thereof available for distribution to stockholders, before any payment or distribution of assets is made to holders of Fannie Mae’s common stock (or any other stock of Fannie Mae ranking, as to the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, junior to the Series 2004-1 Preferred Stock), the amount of $100,000 per share plus an amount equal to the dividend (whether or not declared) for the then-current quarterly dividend period accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the Series 2004-1 Preferred Stock for prior dividend periods.

(b) If the assets of Fannie Mae available for distribution in such event are insufficient to pay in full the aggregate amount payable to Holders of Series 2004-1 Preferred Stock and holders of all other classes or series of stock of Fannie Mae, if any, ranking, as to the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, on a parity with the Series 2004-1 Preferred Stock, the assets will be distributed to the Holders of Series 2004-1 Preferred Stock and holders of all such other stock pro rata, based on the full respective preferential amounts to which they are entitled (but without, in the case of any noncumulative preferred stock, accumulation of unpaid dividends for prior dividend periods).

(c) Notwithstanding the foregoing, Holders of Series 2004-1 Preferred Stock will not be entitled to be paid any amount in respect of a dissolution, liquidation or winding up of Fannie Mae until holders of any classes or series of stock of Fannie Mae ranking, as to the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, prior to the Series 2004-1 Preferred Stock have been paid all amounts to which such classes or series are entitled.

(d) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of Fannie Mae, nor the merger, consolidation or combination of Fannie Mae into or with any other corporation or the merger, consolidation or combination of any other corporation or entity into or with Fannie Mae, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 4.

(e) After payment of the full amount of the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae to which they are entitled pursuant to subsections (a), (b) and (c) of this Section 4, the Holders of Series 2004-1 Preferred Stock will not be entitled to any further participation in any distribution of assets by Fannie Mae.

5. Conversion Rights.

(a) Any number of whole (but not fractional) shares of Series 2004-1 Preferred Stock shall be convertible at any time, at the option of the Holders thereof, into fully paid and non-assessable shares of common stock of Fannie Mae at a conversion price of $94.31 per share of common stock, no par value, of Fannie Mae (equivalent to a conversion rate of 1,060.3329 shares of common stock of Fannie Mae for each share of Series 2004-1 Preferred Stock), subject to adjustment as described in Section 5(f) below (the “Conversion Price”), provided, however, that the right to convert shares of Series 2004-1 Preferred Stock called for redemption pursuant to Section 3 shall terminate at the close of business on the Business Day immediately preceding the redemption date for such shares, unless Fannie Mae shall default in making payment of the redemption price.

(b) To exercise the conversion right, the Holder of each share of Series 2004-1 Preferred Stock to be converted shall surrender the certificate representing such share, duly endorsed or assigned to Fannie Mae or in blank, at the principal office of the transfer agent accompanied by written notice to Fannie Mae that the Holder thereof elects to convert such share. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share is registered, in which case Fannie Mae shall bear the related taxes, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to Fannie Mae, duly executed by the Holder or such Holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to Fannie Mae demonstrating that such taxes have been paid).

(c) Each conversion of shares of Series 2004-1 Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for such shares shall have been surrendered and such notice (and, if applicable, payment of an amount equal to the dividend payable on such shares) received by Fannie Mae as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of common stock of Fannie Mae shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the stock transfer books of Fannie Mae shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares have been surrendered and such notice received by Fannie Mae.

(d) Holders of shares of Series 2004-1 Preferred Stock at the close of business on a record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such record date and on or prior to such Dividend Payment Date. However, certificates representing shares of Series 2004-1 Preferred Stock surrendered for conversion during the period between the close of business on any record date and ending on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period) shall be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Except as provided above, Fannie Mae shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock of Fannie Mae that are issued upon such conversion.

As promptly as practicable after the surrender of certificates evidencing shares of Series 2004-1 Preferred Stock as aforesaid, Fannie Mae shall issue and shall deliver at such office to the related Holder, or on such Holder’s written order, a certificate or certificates for the number of full shares of common stock of Fannie Mae issuable upon the conversion of such shares in accordance with the provisions of this Section 5, and any fractional interest in respect of a share of common stock of Fannie Mae arising upon such conversion shall be settled as provided in Section 5(e) below.

(e) No fractional shares of scrip representing fractions of a share of common stock of Fannie Mae shall be issued upon conversion of shares of Series 2004-1 Preferred Stock. Instead of any fractional interest in a share of common stock of Fannie Mae that would otherwise be deliverable upon the conversion of a share of Series 2004-1 Preferred Stock, Fannie Mae shall pay to the Holder of such share an amount in cash in respect of such fractional interest based upon the Current Market Price of a share of common stock of Fannie Mae on the date of conversion. If more than one share of Series 2004-1 Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of common stock of Fannie Mae issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series 2004-1 Preferred Stock so surrendered.

(f) The Conversion Price shall be adjusted from time to time as follows:

(i) If Fannie Mae shall after the date on which the shares of Series 2004-1 Preferred Stock are first issued (the “Issue Date”) (A) pay a dividend or make a distribution to all holders of its common stock in shares of common stock of Fannie Mae, (B) subdivide its outstanding common stock into a greater number of shares, (C) combine its outstanding common stock into a smaller number of shares or (D) issue any shares by reclassification of its common stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the Holder of any share of Series 2004-1 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of common stock of Fannie Mae that such Holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this clause (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection (j) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification. If any dividend or distribution of the type described in paragraph (A) above is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(ii) If Fannie Mae shall issue after the Issue Date rights, options or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of common stock of Fannie Mae (or securities convertible into or exchangeable for shares of common stock of Fannie Mae) at a price per share (or having a conversion price per share) less than the Fair Market Value per share of common stock of Fannie Mae on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of shares of common stock of Fannie Mae outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate offering price of the total number of shares of common stock of Fannie Mae so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of shares of common stock of Fannie Mae outstanding on the close of business on the date fixed for such determination and (B) the number of additional shares of common stock of Fannie Mae so offered for subscription or purchase (or into which the convertible securities so offered are convertible) pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in subsection (j) below). To the extent that shares of common stock of Fannie Mae (or securities convertible into shares of common stock of Fannie Mae) are not delivered pursuant to such rights, options or warrants, upon the expiration or termination of such rights, options or warrants the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of common stock of Fannie Mae (or securities convertible into shares of common stock of Fannie Mae) actually delivered. In the event that such rights, options or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights, options or warrants had not been fixed. In determining whether any rights, options or warrants entitle the holders of shares of common stock of Fannie Mae to subscribe for or purchase shares of common stock of Fannie Mae at less than the Fair Market Value, there shall be taken into account any consideration received by Fannie Mae upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by Fannie Mae’s Chief Executive Officer or Board of Directors.

(iii) If Fannie Mae shall distribute to all holders of its common stock any of its capital stock or evidence of its indebtedness or assets (excluding (1) dividends or distributions paid exclusively in cash, (2) dividends or distributions of shares of common stock of Fannie Mae treated under clause (i) above, (3) rights, options and warrants treated under clause (ii) above and (4) shares, stock, securities or other property treated under subsection (g) below) (any of the foregoing being hereinafter in this clause (iii) called the “Securities”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per share of common stock of Fannie Mae on the record date mentioned below less the then fair market value (as determined by Fannie Mae’s Chief Executive Officer or Board of Directors, whose determination shall be conclusive) of the portion of the capital stock or assets or evidences of indebtedness so distributed applicable to one common share of common stock of Fannie Mae, and the denominator of which shall be the Fair Market Value per share of common stock of Fannie Mae on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (j) below) the record date for the determination of stockholders entitled to receive such distribution. In the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such distribution had not been declared. For the purposes of this clause (iii), the distribution of a Security, which is distributed not only to the holders of Fannie Mae’s common stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is distributed with each share of common stock of Fannie Mae delivered to a person converting a share of Series 2004-1 Preferred Stock after such determination date, shall not require an adjustment of the Conversion Price pursuant to this clause (iii).

(iv) If Fannie Mae shall, by dividend or otherwise, distribute in any calendar quarter to all holders of its common stock cash (excluding any cash that is distributed (1) upon a Transaction (as defined in subsection (g) below), (2) as part of a distribution treated in clause (iii) above or (3) as part of a voluntary or involuntary liquidation, dissolution or winding up of Fannie Mae) in an aggregate amount that, when combined with the aggregate amount of any other distributions to all holders of shares of common stock of Fannie Mae made exclusively in cash within the same calendar quarter as to such distribution and in respect of which no adjustment pursuant to this clause (iv) has been made, exceeds $0.52 per share of common stock of Fannie Mae (subject to adjustment consistent with other provisions of this Section 5, the “Dividend Threshold Amount”), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (Y) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (Z) a fraction, the numerator of which shall be the Fair Market Value per share of Fannie Mae’s common stock on the record date mentioned below less an amount per share equal to (A) if the distribution resulting in the applicable adjustment pursuant to the clause (iv) is a quarterly dividend, the excess of such combined amount over the Dividend Threshold Amount or (B) if such distribution is not a quarterly dividend, the full amount of such combined amount, and the denominator of which shall be the Fair Market Value per share of Fannie Mae’s common stock on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in subsection (j) below) the record date for the determination of stockholders entitled to receive such distribution. In the event such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such distribution had not been declared.

(v) If a tender or exchange offer made by Fannie Mae or any subsidiary of Fannie Mae for all or any portion of Fannie Mae’s common stock shall expire and such tender or exchange offer shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of such offer) of Purchased Shares (as defined below)) of aggregate consideration having a fair market value which exceeds the average of the daily Current Market Prices per share of Fannie Mae’s common stock for each of the 10 consecutive Trading Days next succeeding the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer, then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (Y) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by (Z) a fraction, the numerator of which shall be the product of the number of shares of common stock of Fannie Mae (including any Purchased Shares) outstanding at the Expiration Time multiplied by the average of the daily Current Market Prices per share of Fannie Mae’s common stock for each of the 10 consecutive Trading Days next succeeding the Expiration Time, and the denominator of which shall be the sum of (x) the fair market value of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of such offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of common stock of Fannie Mae outstanding (less any Purchased Shares) at the Expiration Time multiplied by the average of the daily Current Market Prices per share of Fannie Mae common stock for each of the 10 consecutive Trading Days next succeeding the Expiration Time. Such adjustment shall become effective immediately at the opening of business on the business day next following the Expiration Time. In the event that Fannie Mae is obligated to purchase or exchange  shares pursuant to any such tender or exchange offer, but Fannie Mae is permanently prevented by applicable law from effecting any such purchases or exchanges or all such purchases or exchanges are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender or exchange offer had not been made.

(vi) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such Conversion Price; provided, however, that any adjustments that by reason of this clause (vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that Fannie Mae shall be required to make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% of the Conversion Price, within the earlier of (1) one year of the first such adjustment carried forward, (2) the date on which the carried forward adjustments first equal 1% of the Conversion Price and (3) the business day after which Fannie Mae gives notice of the exercise, if any, of its right to redeem shares of Series 2004-1 Preferred Stock pursuant to Section 3 hereof. Notwithstanding any other provisions of this Section 5, Fannie Mae shall not be required to make any adjustment of the Conversion Price for the issuance of any common stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of Fannie Mae and the investment of additional optional amounts in common stock under such plan. All calculations under this Section 5 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this subsection (f) to the contrary notwithstanding, Fannie Mae shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this subsection (f), as it in its discretion shall determine to be advisable in order that any dividend or distribution made by it to its stockholders shall not be taxable.

(g) If Fannie Mae shall be party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of its common stock, sale of all or substantially all of its assets or recapitalization of its common stock and excluding any transaction as to which subsection (f)(i) of this Section 5 applied) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which shares of common stock of Fannie Mae shall be converted into the right to receive shares, stock, securities or other property (including cash or any combination thereof), each share of Series 2004-1 Preferred Stock which is not converted into the right to receive shares, stock, securities or other property in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of shares of common stock of Fannie Mae into which one share of Series 2004-1 Preferred Stock was convertible immediately prior to such Transaction, assuming such holder of shares of common stock of Fannie Mae (i) is not a Person with which Fannie Mae consolidated or into which Fannie Mae merged or which merged into Fannie Mae or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person and (ii) failed to exercise its rights of the election, if any, as to the kind or amount of shares, stock, securities and other property (including cash) receivable upon such Transaction (each a “Non-Electing Share”) (provided that if the kind and amount of shares, stock, securities and other property (including cash) receivable upon such Transaction is not the same for each Non-Electing Share, the kind and amount receivable by each Non-Electing Share shall be deemed to be the kind and amount receivable per share by plurality of the Non-Electing Shares). Fannie Mae shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (g), and it shall not consent or agree to the occurrence of any Transaction until Fannie Mae has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the Holders of the Series 2004-1 Preferred Stock that will contain provisions enabling the Holders of the Series 2004-1 Preferred Stock that remains outstanding after such Transaction to convert into the consideration received by holders of shares of common stock of Fannie Mae at the Conversion Price in effect immediately prior to such Transaction. The provisions of this subsection (g) shall similarly apply to successive Transactions.

(h) If:

(i) the Conversion Price is required to be adjusted in accordance with Section 5(f) above; or

(ii) there shall be any reclassifications of Fannie Mae’s common stock (other than an event to which subsection (f)(i) of this Section 5 applied) or any consolidation or merger to which Fannie Mae is a party and for which approval of any stockholders of Fannie Mae is required, or a statutory share exchange involving the conversion or exchange of Fannie Mae’s common stock into securities or other property, or a self tender offer by Fannie Mae for all or substantially all of its outstanding common stock, or the sale or transfer of all or substantially all of the assets of Fannie Mae as an entirety and for which approval of stockholders of Fannie Mae is required; or

(iii) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of Fannie Mae,

then Fannie Mae shall cause to be filed with the transfer agent and shall cause to be mailed to the Holders of the Series 2004-1 Preferred Stock at their addresses as shown on the stock transfer records of Fannie Mae, as promptly as possible, but at least 15 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of the related distribution or rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Fannie Mae’s common stock to be entitled to such distribution or rights, options or warrants are to be determined or (B) the date on which the related reclassification, subdivision, combination, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Fannie Mae’s common stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, subdivision, combination, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 5.

(i) Whenever the Conversion Price is adjusted as herein provided, Fannie Mae shall promptly file with the transfer agent an officer’s certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, Fannie Mae shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to the Holder of each share of Series 2004-1 Preferred Stock at such Holder’s last address as shown on the stock transfer records of Fannie Mae.

(j) In any case in which Section 5(f) above provides that an adjustment of the Conversion Price shall become effective on the date next following the record date for an event, Fannie Mae may defer until the occurrence of such event (A) issuing to the Holder of any Series 2004-1 Preferred Stock converted after such record date and before the occurrence of such event the additional shares of common stock of Fannie Mae issuable upon such conversion by reason of the adjustment required by such event over and above the shares of common stock of Fannie Mae issuable upon such conversion before giving effect to such adjustment and (B) fractionalizing any share of Series 2004-1 Preferred Stock and/or paying to such Holder any amount of cash in lieu of any fraction pursuant to Section 5(e) above.

(k) There shall be no adjustment of the Conversion Price in case of the issuance of any capital stock by Fannie Mae in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 5. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 5, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

(l) If Fannie Mae shall take any action affecting its common stock, other than action described in this Section 5, that in the opinion of its Board of Directors would materially adversely affect the conversion rights of the Holders of the Series 2004-1 Preferred Stock, the Conversion Price for the Series 2004-1 Preferred Stock may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as Fannie Mae’s Board of Directors, in its sole discretion, may determine to be equitable in the circumstances.

(m) Fannie Mae covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued common stock, for the purpose of effecting conversion of the Series 2004-1 Preferred Stock, the full number of shares of common stock of Fannie Mae deliverable upon the conversion of all outstanding shares of Series 2004-1 Preferred Stock not theretofore converted and will use its reasonable efforts to cause such shares to be approved for listing on the New York Stock Exchange (the “NYSE”) prior to their issuance. For purposes of this subsection (m), the number of shares of common stock of Fannie Mae that shall be deliverable upon the conversion of all outstanding shares of Series 2004-1 Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

Fannie Mae covenants that any shares of common stock of Fannie Mae issued upon conversion of the Series 2004-1 Preferred Stock shall be validly issued, fully paid and non-assessable.

(n) Fannie Mae will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of common stock of Fannie Mae or other securities or property on conversion of the Series 2004-1 Preferred Stock pursuant hereto; provided, however, that Fannie Mae shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of common stock of Fannie Mae or other securities or property in a name other than that of Holder of the Series 2004-1 Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to Fannie Mae the amount of any such tax or established, to the reasonable satisfaction of Fannie Mae, that such tax has been paid.

“Current Market Price” of publicly traded common stock of Fannie Mae or any other class of capital stock or other security of Fannie Mae or any other issuer for any day shall mean the last reported sales price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such security is not quoted on such NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by Fannie Mae’s Chief Executive Officer or Board of Directors.

“Fair Market Value” shall mean the average of the daily Current Market Prices per share of common stock of Fannie Mae for each of the ten consecutive Trading Days ending on the earlier of the day in question and the day before the “ex” date with respect to the issuance or distribution requiring such computation. The term “ ‘ex’ date,” when used with respect to any issuance or distribution, means the first day on which the shares of common stock of Fannie Mae trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day’s Current Market Price.

“Trading Day” shall mean any day on which the securities in question are traded on the NYSE or, if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such securities are not quoted on such NASDAQ National Market, in the applicable securities market in which the securities are traded.

6. No Pre-Emptive Rights.

No Holder of Series 2004-1 Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any pre-emptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, or any other shares, rights, options or other securities of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

7. Voting Rights; Amendments.

(a) Except as provided below, the Holders of Series 2004-1 Preferred Stock will not be entitled to any voting rights, either general or special.

(b) Without the consent of the Holders of Series 2004-1 Preferred Stock, Fannie Mae will have the right to amend, alter, supplement or repeal any terms of this Certificate or the Series 2004-1 Preferred Stock (1) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent with any other provision herein or (2) to make any other provision with respect to matters or questions arising with respect to the Series 2004-1 Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation so long as such action does not materially and adversely affect the interests of the Holders of Series 2004-1 Preferred Stock; provided, however, that any increase in the amount of authorized or issued Series 2004-1 Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any other class or series of stock of Fannie Mae, whether ranking prior to, on a parity with or junior to the Series 2004-1 Preferred Stock, as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, or otherwise, will not be deemed to materially and adversely affect the interests of the Holders of Series 2004-1 Preferred Stock.

(c) Except as set forth in paragraph (b) of this Section 7, the terms of this Certificate or the Series 2004-1 Preferred Stock may be amended, altered, supplemented, or repealed only with the consent of the Holders of at least two-thirds of the shares of Series 2004-1 Preferred Stock then outstanding, given in person or by proxy, either in writing or at a meeting of stockholders at which the Holders of Series 2004-1 Preferred Stock shall vote separately as a class. On matters requiring their consent, Holders of Series 2004-1 Preferred Stock will be entitled to one vote per share.

(d) The rules and procedures for calling and conducting any meeting of Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors of Fannie Mae, or a duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of any national securities exchange on which the Series 2004-1 Preferred Stock are listed at the time.

8. Additional Classes or Series of Stock.

The Board of Directors of Fannie Mae, or a duly authorized committee thereof, shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of stock of Fannie Mae, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof. Any such class or series of stock may rank prior to, on a parity with or junior to the Series 2004-1 Preferred Stock as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, or otherwise.

9. Priority.

For purposes of this Certificate of Designation, any stock of any class or series of Fannie Mae shall be deemed to rank:

(a) Prior to the shares of Series 2004-1 Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in preference or priority to the Holders of shares of Series 2004-1 Preferred Stock.

(b) On a parity with shares of Series 2004-1 Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, whether or not the dividend rates or amounts, dividend payment dates or redemption or liquidation prices per share, if any, be different from those of the Series 2004-1 Preferred Stock, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other, as between the holders of such class or series and the Holders of shares of Series 2004-1 Preferred Stock.

(c) Junior to shares of Series 2004-1 Preferred Stock, either as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae, if such class shall be common stock of Fannie Mae or if the Holders of shares of Series 2004-1 Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in preference or priority over the holders of such class or series.

(d) The shares of Preferred Stock of Fannie Mae designated “5.25% Non-Cumulative Preferred Stock, Series D” (the “Series D Preferred Stock”), “5.10% Non-Cumulative Preferred Stock, Series E” (the “Series E Preferred Stock”), “Variable Rate Non-Cumulative Preferred Stock, Series F” (the “Series F Preferred Stock”), “Variable Rate Non-Cumulative Preferred Stock, Series G” (the “Series G Preferred Stock”), “5.81% Non-Cumulative Preferred Stock, Series H” (the “Series H Preferred Stock”), “5.375% Non-Cumulative Preferred Stock, Series I” (the “Series I Preferred Stock”), “Variable Rate Non-Cumulative Preferred Stock, Series J” (the “Series J Preferred Stock”), “Variable Rate Non-Cumulative Preferred Stock, Series K” (the “Series K Preferred Stock”), “5.125% Non-Cumulative Preferred Stock, Series L” (the “Series L Preferred Stock”), 4.75% Non-Cumulative Preferred Stock, Series M (“the Series M Preferred Stock”), “5.50% Non-Cumulative Preferred Stock, Series N” (the “Series N Preferred Stock”) and “Non-Cumulative Preferred Stock, Series O” (the “Series O Preferred Stock”) shall be deemed to rank on a parity with shares of Series 2004-1 Preferred Stock as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Fannie Mae. Accordingly, the holders of record of Series D Preferred Stock, the holders of record of Series E Preferred Stock, the holders of record of Series F Preferred Stock, the holders of record of Series G Preferred Stock, the holders of record of Series H Preferred Stock, the holders of record of Series I Preferred Stock, the holders of record of Series J Preferred Stock, the holders of record of Series K Preferred Stock, the holders of record of Series L Preferred Stock, the holders of record of Series M Preferred Stock, the holders of record of Series N Preferred Stock, the holders of record of Series O Preferred Stock and the Holders of the Series 2004-1 Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon dissolution, liquidation or winding up of Fannie Mae, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other.

10. Transfer Agent, Dividend Disbursing Agent and Registrar.

Fannie Mae hereby appoints EquiServe Trust Company, N.A., as its initial transfer agent, dividend disbursing agent and registrar for the Series 2004-1 Preferred Stock. Fannie Mae may at any time designate an additional or substitute transfer agent, dividend disbursing agent and registrar for the Series 2004-1 Preferred Stock.

11. Notices.

Any notice provided or permitted by this Certificate of Designation to be made upon, or given or furnished to, the Holders of Series 2004-1 Preferred Stock by Fannie Mae shall be made by first-class mail, postage prepaid, to the addresses of such Holders as they appear on the books and records of Fannie Mae. Such notice shall be deemed to have been sufficiently made upon deposit thereof in the United States mail. Notwithstanding anything to the contrary contained herein, in the case of the suspension of regular mail service or by reason of any other cause it shall be impracticable, in Fannie Mae’s judgment, to give notice by mail, then such notification may be made, in Fannie Mae’s discretion, by publication in a newspaper of general circulation in The City of New York or by hand delivery to the addresses of Holders as they appear on the books and records of Fannie Mae.

12. Registration Rights Agreement.

The Holders of Series 2004-1 Preferred Stock shall be entitled to the benefits of the Registration Rights Agreement, executed by Fannie Mae and dated as of the date of issuance of the Series 2004-1 Preferred Stock. Holders of the Series 2004-1 Preferred Stock may obtain a copy of the Registration Rights Agreement from the transfer agent for the Series 2004-1 Preferred Stock.

Receipt and acceptance of a share or shares of the Series 2004-1 Preferred Stock by or on behalf of a Holder shall constitute the unconditional acceptance by such Holder (and all others having beneficial ownership of such share or shares) of all of the terms and provisions of this Certificate of Designation. No signature or other further manifestation of assent to the terms and provisions of this Certificate of Designation shall be necessary for its operation or effect as between Fannie Mae and the Holder (and all such others).